Exhibit 1

Stock Symbols:	AEM (NYSE and TSX)	For further information:
David Smith; Vice-President, Investor Relations
(416) 947-1212

AGNICO-EAGLE ANNOUNCES CLOSING OF
US$290 MILLION PRIVATE PLACEMENT

Not for distribution to U.S. news services or dissemination in the United States

Toronto (December 3, 2008) - Agnico-Eagle Mines Limited (“Agnico-Eagle” or the “Company”) announced today that it has closed its previously announced US$290 million private placement of 9.2 million units of Agnico-Eagle (including 1.2 million units purchased upon exercise of the underwriters’ option).  Each unit consists of one common share of Agnico-Eagle and one-half of one common share purchase warrant. Each whole warrant entitles the holder to purchase one common share of the Company, at a price of US$47.25 per share, at any time during the five-year term of the warrant.

As part of the private placement, an affiliate of the CPP Investment Board (the “Lead Purchaser”) purchased 3 million units.  As previously announced, the Lead Purchaser agreed to purchase 4 million units and any additional units not purchased by other buyers.  The Lead Purchaser subsequently agreed to reduce its allocation to 3 million units in light of demand from other buyers.  As consideration for the Lead Purchaser’s commitment, Agnico-Eagle issued to the Lead Purchaser  warrants entitling it to purchase 4 million common shares of the Company, at a price of US$47.25 per share, at any time during the five-year term of the warrant.

The lead underwriters for the private placement were [deleted], and the other members of the underwriting syndicate were [deleted].

The gross proceeds of the private placement were approximately US$290 million.  The Company intends to use the net proceeds of the private placement for mine development and related capital expenditures, as well as for general corporate purposes.

The securities were sold on a private placement basis in Canada.  The securities have not been and will not be registered under the U.S. Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States, or to or for the account of U.S. persons, absent registration or an applicable exemption from the registration requirements.  This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

The information in this press release has been prepared as at December 3, 2008. Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and forward looking information under the provisions of Canadian provincial securities laws. When used in this document, words such as “anticipate”, “expect”, “estimate,” “forecast,” “intend”, “planned”, “will”, “likely” and similar expressions are intended to identify forward-looking statements or information.  Such statements reflect the Company’s views as at the date of this press release and are subject to certain risks, uncertainties and assumptions.  Forward-looking statements are necessarily based upon a number of factors and assumptions that, while considered reasonable by Agnico-Eagle as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies.  The factors and assumptions of Agnico-Eagle contained in this news release which may prove to be incorrect include, but are not limited to, assumptions regarding business and market conditions.

Many factors, known and unknown, could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. Such risks include, but are not limited to changes in business and market conditions.  For a more detailed discussion of such risks and other factors, see the Company’s Annual Information Form and Annual Report on Form 20-F for the year ended December 31, 2007, as well as the Company’s other filings with the Canadian Securities Administrators and the U.S. Securities and Exchange Commission. The Company does not intend, and does not assume any obligation, to update these forward-looking statements and information, except as required by law. Accordingly, readers are advised not to place undue reliance on forward-looking statements.

About Agnico-Eagle

Agnico-Eagle is a long established Canadian gold producer with operations located in Quebec and Finland and exploration and development activities in Canada, Finland, Mexico and the United States.  Agnico-Eagle’s LaRonde mine is Canada’s largest gold deposit in terms of reserves.  The Company has full exposure to higher gold prices consistent with its policy of no forward gold sales.  It has paid a cash dividend for 26 consecutive years.  Agnico-Eagle’s registered office is located at 145 King Street East, Suite 400, Toronto, Ontario M5C 2Y7.